Exhibit 10.2

THE 2003 GLOBAL CROSSING LIMITED

STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the 13th day of March, 2007, from Global Crossing Limited, a Bermuda company (the “Company”), to EMPLOYEE NAME (the “Participant”), pursuant to the 2003 Global Crossing Limited Stock Incentive Plan, as amended from time to time (the “Plan”).

1. Incorporation of the Plan by Reference. The terms of the Plan are hereby incorporated by reference. Capitalized terms that are not defined herein shall have the same meanings assigned in the Plan. In the event of any conflict between this Agreement and the Plan (as either may be interpreted by the Committee), the Plan shall control.

2. Definitions

(a) “Award” shall mean the Units granted to the Participant under this Agreement.

(b) “Grant Date” shall mean the date on which the Units provided for in this Agreement were granted, March 13, 2007.

(c) “Pro Rata Portion” shall mean a number of Units equal to (i) in the case of death or long-term disability occurring on or prior to September 30, 2008, the number of Units referenced in Section 3 below or (ii) in the case of death or long-term disability occurring after September 30, 2008, the number that would have vested pursuant to clause 4(a)(i) below had the participant’s employment continued through December 31, 2009, in either case multiplied by a fraction, the numerator of which is the number of full months to have elapsed from the Grant Date through the date of the participant’s death or long-term disability, and the denominator of which is 34. For purposes of this calculation, (1) the 14th day of each month shall be the relevant day for determining the number of elapsed full months and (2) any number of Units that includes a fractional unit shall be rounded up the next whole number.

(d) “Units” shall mean the right to receive a specified number of Shares in the event that the conditions specified in this Agreement are satisfied, which right is subject to forfeiture as set forth in this Agreement.

(e) “Disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months that either (i) renders the Participant unable to engage in any substantial gainful activity, or (ii) results in the Participant receiving long-term disability benefits under the Company’s long-term disability plan for a period of not less than three months.

3. Grant of Units. The Company grants to the Participant PERF SHARES Units, representing the right, in the event that the conditions specified in this Agreement are satisfied, to receive a number of Shares equal to such number of Units multiplied by the applicable percentage set forth in Section 4(a) below.

4. Vesting and Rights as a Shareholder. It is understood and agreed that the grant of the Award evidenced hereby is subject to the following conditions:

(a) Vesting of Units. The Units shall, subject to the Participant’s continued employment from the Grant Date, vest and become eligible for settlement pursuant to Section 6 as follows:

(i)	the percentage of the Award calculated in the manner set forth in Schedule I attached hereto shall vest on December 31, 2009;

(ii)	upon the occurrence of a Change in Control on or prior to December 31, 2009, 100% of any portion of the Award still subject to restrictions shall vest; provided that if such Change in Control occurs after the Committee shall have certified the Company’s 2007 and 2008 financial results for purposes of the calculation in clause 4(a)(i) immediately above, then only that portion of the Award, if any, determined by reference to such calculation shall vest; and

(iii)	upon the date the Participant dies or becomes disabled, a portion of the Award equal to the excess of the Pro Rata Portion over the number of shares theretofore vested shall vest.

(b) Restrictions on Transfer. The Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution, or (ii) otherwise as specifically permitted herein, and remain subject to forfeiture as described in this Agreement.

(c) Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion and in accordance with the terms of the Plan, may accelerate the vesting with respect to all or any portion of the Units covered by the Award, at such times (including, without limitation, upon or in connection with the Participant’s termination of employment) and upon such terms and conditions as the Committee shall determine.

(d) No Rights as a Shareholder. The Participant shall have no rights as a shareholder (including rights in respect of dividends declared or paid on the Shares), if at all, until Shares in respect of the Units have been issued by the Company to the Participant.

5. Termination of Employment; Lapse of Award. If the Participant’s employment terminates for any reason, then, except to the extent provided for in clause 4(a)(iii) with respect to death or long-term disability, all unvested Units shall be forfeited and canceled without further action by the Company or the Participant as of the date of such termination of employment. Any Units unvested as of December 31, 2010 shall be forfeited and canceled as of that date without further action by the Company or the Participant.

6. Settlement of Units. Subject to the provisions of Section 9(b) of the Plan, the Company shall deliver to the Participant (or, if applicable, the Participant’s designated beneficiary or legal representative) that number of Shares equal to the number of Units covered by the Award that have become vested as soon as practicable (and in any event within 60 days) after the vesting date; provided that Shares that vest upon death or long-term disability occurring after September 30, 2008 shall be delivered as soon as practicable after the Committee shall have certified the Company’s 2007 and 2008 financial results for purposes of the calculation in clause 4(a)(i) above (and in any event no later than the end of the year following the year in which the death or long-term disability occurs).

7. Adjustment in Capitalization. In the event of the occurrence of one of the events specified in Section 9(a) of the Plan, the Units shall be subject to adjustment as determined by the Committee pursuant to such Section 9(a).

8. Notice. Any notice given hereunder to the Company shall be addressed to the Secretary of the Company at its principal place of business and any notice given hereunder to the Participant shall be addressed to the participant at the Participant’s address as shown on the records of the Company.

9. Withholding. Upon settlement, at the Committee’s discretion or its designee, the Participant shall be required to either pay to the Company the amount of any taxes required by law to be withheld as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction required to be withheld with respect to such Shares or, in lieu thereof, the Company shall have the right (a) to retain (or the Participant may be offered the opportunity to elect to tender) the number of Shares whose Fair Market Value equals such amount required to be withheld or (b) to cause any plan administrator, intermediary or other third party to sell such number of Shares on behalf of the Participant substantially concurrently with the delivery of the vested Shares to the Participant.

10. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Participant for any period.

11. Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York (without reference to the principles of conflicts of law).

12. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

13. Amendment. This Agreement may not be altered, modified, or amended except by a written instrument signed by the Company and the Participant.

14. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15. Code Section 409A. To the extent that payments under this Agreement are subject to Section 409A of the Internal Revenue Code, this Agreement shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company on the date hereof.

GLOBAL CROSSING LIMITED

Name

Title

4